Exhibit 10.2

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SIXTH AMENDMENT TO THE LICENSE AGREEMENT
UC Control No. 2006-04-0026

THIS SIXTH AMENDMENT (the “Sixth Amendment”), dated July 8, 2015, (the “Sixth Amendment Effective Date”), is made by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA (“The Regents”), a California corporation having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200, acting through the offices of The University of California, Los Angeles, located at 11000 Kinross Avenue, Suite #200, Los Angeles, CA 90095-1406 (the “Institution”), and PUTNEY DRUG CORP. (“Licensee”), having a principal place of business at 617 Detroit Street, Suite 100, Ann Arbor, MI 48104, and amends the Exclusive License Agreement, dated June 11, 2005, between Licensee and The Regents with UC Agreement Control No. 2006-04-0026 (the “Original License Agreement”) and subsequent amendments thereto (collectively, the “License Agreement”) in accordance with the terms and conditions of this Sixth Amendment. The Regents and Licensee may be referred to herein individually as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS, Institution’s employee Rhonda Voskhul, M.D. (“Investigator”) and her laboratory have conducted and are conducting other research and development relating to Estriol, and The Regents and Licensee are parties to that certain Clinical Trial Agreement dated April 29, 2010 relating to the conduct of certain clinical trials of Estriol by Investigator (the “CTA”), and certain additional intellectual property relating to the subject matter of the License Agreement has been created at Institution;

WHEREAS, issues have arisen concerning certain of the Parties’ respective rights and obligations under the License Agreement and the CTA and the Parties wish to expand their relationship to cover such additional intellectual property and to resolve such issues, including by amending the License Agreement to provide for, inter alia, expanded intellectual property rights to Licensee and enhanced economic consideration to The Regents as provided in the terms and conditions set forth below, and by amending certain terms of the CTA; and

WHEREAS, in connection therewith, the Parties have entered into an amendment to the CTA (the “CTA Amendment”) and a Release Agreement, each of even date herewith;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms and conditions contained in this Agreement, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

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1.	Definitions.

(a)	Capitalized terms used herein and not otherwise defined shall have the meaning ascribed in the License Agreement.

(b)	Article 1 of the License Agreement is hereby amended to add the following definitions:

1.12             “Additional Patent Rights” means all Patent Rights, other than the Regents’ Patent Rights, that are Controlled by The Regents during the term of the License Agreement that satisfy all of the following criteria: (a) the practice, manufacture, use or sale of the invention in such Patent Right is covered or claimed by a claim in The Regents Patent Rights; (b) the invention arose from Investigator’s Laboratory Work; (c) the invention was conceived of and reduced to practice (solely or jointly with others) prior to the Effective Date or on or after the Effective Date but prior to the 24-month anniversary of the Sixth Amendment Effective Date; (d) covers the use of Compounds in the Field of Use.

1.13             “Compound” means Estriol, and shall specifically exclude any other E3-receptor targeted molecules.

1.14             “Control” means, with respect to any intellectual property right (including, without limitation, know-how), that a Party owns or has a license to such intellectual property right and has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement with a third party, without violating any law or regulation, and without incurring any additional financial obligation.

1.15             “Development Costs” means fully-burdened costs and expenses incurred by or on account of Licensee and its Affiliates in conducting development activities that are directed to or useful for obtaining or maintaining marketing approval(s) of a Licensed Product, including: all non-clinical, preclinical and clinical activities, testing and studies of such Licensed Product (including IND-enabling Studies and translational research); manufacturing development, process and formulation development; toxicology, pharmacokinetic, pharmacodynamic, drug-drug interaction, safety, tolerability and pharmacological studies; distribution of such Licensed Product for use in clinical trials (including placebos and comparators); data and statistical analyses; assay development; instrument design and development; protocol design and development; quality assurance and control; report writing; and the preparation, filing and prosecution of any regulatory filings and applications for marketing approval for Licensed Product; development activities directed to label expansion (including prescribing information) and/or obtaining marketing approval for one or more additional indications or patient populations following initial marketing approval; development activities conducted after receipt of marketing approval which were a condition for the receipt of such marketing approval (including Phase IV studies); and all regulatory activities related to any of the foregoing.

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1.16             “Development Partner” means an entity to which Licensee (or its Affiliate) has granted, as contemplated in the provisions of Section 7 of this Sixth Amendment, a Sublicense to develop and commercialize Licensed Products in at least the United States or Europe, provided that such entity (together with its affiliates) has, at the time such Sublicense is granted, at least one hundred million dollars ($100,000,000) in annual sales in the pharmaceutical industry. A Development Partner must be an independent Third Party that is not an Affiliate of Licensee or its Affiliates and enters into an arms-length Sublicense.

1.17             “Estriol” means the compound having the structure set forth in Exhibit B.

1.20             “Estriol Product” means any Compound and any pharmaceutical composition or preparation (in any and all formulations and dosage forms) containing a Compound.

1.21             “IND” means an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority, including any such application filed with the FDA pursuant to 21 CFR Part 312.

1.22             “Investigator’s Laboratory Work” means any work performed by or on behalf of Investigator or by a person working in Investigator’s laboratories or research facilities or under Investigator’s direction, in each case, to the extent relating or applicable to the Field of Use. Investigator’s Laboratory Work shall expressly exclude any human clinical trial work or patient work.

1.23             “Joint Venture” shall mean a contractual relationship between a third party and Licensee or its Affiliate or Sublicensee, under which the third party and such party markets and commercializes the Licensed Product or Licensed Method in collaboration with Licensee, or its Affiliate or such Sublicensee, as applicable.

1.24             “Know-How” means any and all data, results, technology and other information of any type, in any tangible form, that is located by the University of California Office of Intellectual Property after a reasonable investigation.

1.25             “Licensed Know-How” means all non-privileged Know-How that meets all of the following criteria: (a) is Controlled by The Regents, (b) was generated or developed as part of the Investigator’s Laboratory Work prior to the Effective Date or after the Effective Date but prior to the date 24 months after the Sixth Amendment Effective Date; and (c) is reasonably necessary for development, use, manufacture or sale of any Licensed Product or Licensed Method in the Field of Use, or, in the case of Licensed Know-How created after the Effective Date, “in the Field of Use” shall be replaced with “ in the Compound in the Field of Use. “

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1.26             “Patent Rights” means (a) patents and patent applications (which for the purposes of the License Agreement shall be deemed to include certificates of invention and applications for certificates of invention), (b) any and all divisionals, continuations, continuations-in-part but only to the extent of claims entirely supported in the specification and entitled to the priority date of the parent application to such CIP, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates and the like of any such patents and patent applications, and (c) any and all foreign equivalents of any of the foregoing.

1.27             “Sales-Based Payments” means all payments received by Licensee from a Sublicensee based on sales of Licensed Product or Licensed Methods, which expressly includes royalties, sales-based milestone payments, and profit-sharing payments.

1.28             “Sixth Amendment” means that certain Sixth Amendment to the License Agreement, dated as of July 7, 2015.

1.29             “Sublicense” means the grant by Licensee of sublicense rights under the License to a Sublicensee between Licensee and such Sublicensee, and the applicable terms of the agreement between Licensee and such Sublicensee relating so such sublicensing.

(c)	The Parties hereby agree that Article 1 of the License Agreement is hereby amended as follows:

(i)	In Section 1.2 (“Licensed Product”) and Section 1.3 (“Licensed Method”), all references to “The Regents’ Patent Rights” are replaced by the phrase “The Regents’ Patent Rights and/or the Additional Patent Rights”.

(ii)	Section 1.4 is replaced in its entirety with the following:

“Field of Use” means the use of Licensed Products for the treatment, prevention or palliation of any autoimmune disease, condition or indication, including, without limitation, multiple sclerosis.

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(iii)	Section 1.5 is replaced in its entirety with the following:

“Affiliate” means, with respect to Licensee, any entity that directly or indirectly controls, is controlled by or is under common control with Licensee. An entity shall be deemed to control another entity if such entity possesses the power to direct or cause the direction of the management, business and policies of such entity, whether through the ownership of 50% or more of the voting securities of such entity, by contract or otherwise.

(iv)	Section 1.10 is replaced in its entirety with the following:

“Sublicensing Income” mean all consideration received by Licensee from a Development Partner or other Sublicensee based on the grant of Sublicense rights (including rights to any of The Regents data, including clinical data licensed under the CTA) to such Development Partner or other Sublicensee, including in kind consideration, development milestone payments, Sales-Based Payments, upfront license payment, and other license fee payments for such Sublicense grant, but expressly excluding the following: cash reimbursements or advances for actual future research or development costs, amounts received in connection with the sale or issuance of equity or convertible debt issued as part of an investment (to the extent at fair market value), bona fide loans and reimbursement of patent expenses.

2.	Amendment to License Rights; Additional Licenses; Access to Know-How

(a)	Section 2.1 of the License Agreement is hereby amended to replace the Section in its entirety with the following:

2.1             Subject to the limitations in this Agreement, The Regents hereby grants to Licensee the exclusive license (the “License”) under the Regents’ Patent Rights and the Additional Patent Rights, in all jurisdictions where The Regents’ Patent Rights or Additional Patent Rights exist, to make, have made, use, sell, offer for sale and import Licensed Products and to practice Licensed Methods in the Field of Use to the extent permitted by law. Notwithstanding the foregoing, all rights granted in this Agreement as to Additional Patent Rights shall be limited solely to the use of Compound in the Field of Use.

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(b)	Section 3.1 of the License Agreement is hereby amended to replace the Section in its entirety with the following:

3.1         The Regents also grants to Licensee the rights to issue exclusive or nonexclusive sublicenses through multiple tiers (“Sublicenses”) to third parties under the License (including as amended in Section 2(a) of the Sixth Amendment) and under the rights granted to Licensee in Section 2(c) of the Sixth Amendment (which are themselves non-exclusive), to research, develop, make, have made, use, sell, offer for sale, import or export Licensed Products and to practice Licensed Methods. To the extent applicable, sublicenses must include all of the rights of and obligations to the Regents (and, if applicable, the U.S. Government under 35 U.S.C. ss 2012) contained in the License Agreement, except that the payment obligations of the Sublicensee may be different from Sections 4 and 5, and the diligence obligation may be different for a Development Partner pursuant to Section 5(b) of the Sixth Amendment.

(c)	The Regents hereby grant to Licensee a non-exclusive (to the extent permitted by law) license, including the right to sublicense through multiple tiers in accordance with Section 3.1 of License Agreement, as amended hereby, under the Licensed Know-How to research, develop, make, have made, use, sell, offer for sale, import and export Licensed Products worldwide in the Field of Use.

(d)	Sections 2.2 and 2.3 of the License Agreement shall apply to the licenses granted in subsections (b) and (c) above in the same manner as to the License.

(e)	Promptly after the Sixth Amendment Effective Date, The Regents shall use reasonable efforts to disclose and provide to Licensee all Licensed Know-How. Promptly after new Licensed Know-How is identified, The Regents shall disclose and provide to Licensee such new Licensed Know-How.

3.	Right of First Negotiation to Expand the Field of Use. The Regents shall negotiate reasonably and in good faith with Licensee for up to 12 months from the Sixth Amendment Effective Date on the terms for the expansion of the Field of Use to include uses of Licensed Products to treat, palliate or prevent diseases, conditions or indications outside the existing Field of Use. If Licensee has signed a term sheet with a Development Partner for a Sublicense during this period, then The Regents also agrees to negotiate reasonably and in good faith with such potential Development Partner for such an expansion of the Field of Use for an additional period of negotiation extending until the date 90 days after the execution of a definitive Sublicense agreement with the Development Partner. The Regents agrees that the terms of any such expansion of the Field of Use will be commercially reasonable.

4.	Terms Regarding Commitment To Find A Development Partner

(a)	The diligence obligations in Sections 6 of the License Agreement shall remain in full effect and force, except as otherwise expressly stated in this Sixth Amendment. Notwithstanding the foregoing, The Regents hereby agree that the obligations in subsection 6.3a and 6.3b of the License Agreement have been met or that The Regents waive compliance with such obligations.

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(b)	The Parties, subject to the other provisions of this Article 4, agree that the mutual goal is for Licensee either (i) to obtain a Sublicense agreement with a Development Partner within twelve (12) months of the Sixth Amendment Effective Date, which Sublicense would include a commitment by the Development Partner to sponsor an appropriate phase clinical trial of an Estriol Product in the Field of Use (assuming prior clinical data supports initiation of such trial and there is no regulatory or clinical guidance or other delay outside of the control of Licensee and its Development Partner); or (ii) to continue the clinical development of a Licensed Product, using commercially reasonable, diligent efforts (which may include sublicensing Licensed Product to a third party at some later stage of development).

(c)	Licensee shall use commercially reasonable efforts to seek and enter into a Sublicense agreement with a Development Partner in the Field of Use, within twelve (12) months of the Sixth Amendment Effective Date and on commercially reasonable terms. Such sublicensing activities will be conducted in consultation with The Regents, as follows: Licensee shall provide regular updates on such partnering efforts to The Regents and use reasonable efforts to permit The Regents to attend (via a mutually-agreeable designee) one or more material meetings with a prospective partner where the Parties agree such participation would be helpful to the partnering process. The Regents agree to provide reasonable technical and other cooperation in connection with such partnering efforts, at its expense, to the extent The Regents agrees to participate in a meeting.

(d)	Prior to signing any Sublicense agreement for Estriol with a Development Partner, Licensee shall confer with The Regents regarding the main provisions of such arrangement and shall consider The Regents’ reasonable comments and suggestions in good faith. If The Regents reasonably disputes that a proposed partnering arrangement is appropriate, then if requested in writing by The Regents, each party shall designate a senior representative and such representatives shall meet within ten (10) business days of such request to discuss reasonably and seek to resolve the issue. Notwithstanding the foregoing, following such meeting, Licensee shall have the right in its reasonable discretion to determine whether to enter into such agreement with such Development Partner.

(e)	If Licensee does not enter into a Sublicense agreement with a Development Partner within the 12 month period contemplated in subsection (b) and (c) above, then Licensee nonetheless will continue to retain its exclusive License rights with respect to the Licensed Products in the Field of Use (and the rights subsequently to enter into Sublicense agreements, including with Development Partners). Licensee will remain subject to its obligations under the License, and its diligence obligations as described above in subsection (b), in Section 5 below, and in Section 6 of the License Agreement.

(f)	Licensee shall use reasonable efforts to provide that Investigator shall have the first right to be a “co-Principal Investigator” on any future Estriol clinical trial sponsored by Licensee or its Development Partner.

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5.	Diligence.

(a)	The License Agreement is hereby amended to replace Section 6.3(c) of the License Agreement in its entirety with the following:

6.3(c)    Within 25 months of the Effective Date of Sixth Amendment, initiate Phase III clinical trials for a Licensed Product in the Field of Use.

(b)	If Licensee sublicenses all or substantially all of its rights in the Licensed Products to a Development Partner at least in the United States and/or Europe within twelve (12) months of the Sixth Amendment Effective Date, then the diligence obligations in Section 6.3 of the Licensee Agreement shall be automatically amended and adjusted as follows:

(i)	Section 6.3(c) of the License Agreement shall be replaced with the following:

(A) Within twenty-four (24) months of delivery to Licensee of all the patient name-redacted MRI image and electronic data created under the Study under the CTA, as required under Section 3.1 of the CTA, as amended by the CTA Amendment, complete all clinical trials requested by the FDA to be completed prior to initiating Phase III clinical trials of a Licensed Product within the Field of Use; and

(B) Within six (6) months of completing the trials covered in (A) above, initiate a phase III clinical trial of a Licensed Product within the Field of Use;

(ii)	The time frames set forth in Section 6.3(c) will be subject to reasonable extensions for any delays caused by regulatory issues outside of the Development Partner’s control. To the extent a first Phase III trial of a Licensed Product within the Field of Use commences later than 40 months from Effective Date of this Sixth Amendment, the Development Partner must pay $100,000 to The Regents for every 6 months of additional delay beyond such date.

(c)	Subsections (a) and (b) do not in any way alter the diligence obligations of Section 6.3(d) of the License Agreement.

6.	Royalties. Section 5.1 of the License Agreement is hereby amended in its entirety to read:

5.1         Licensee must pay to The Regents for sales by Licensee or its Affiliates the an earned royalty of 7% of Net Sales on Licensed Products or Licensed Methods

For clarity, the Licensee does not owe The Regents any royalty payments under this Section 5.1 for sales of Licensed Products or Licensed Methods by any Sublicensee (such sales are covered under the obligations in Sections 3.2 of the License Agreement, and Section 8 of this Sixth Amendment).

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7.	Milestone Payments. Section 4.2 of the License Agreement is hereby amended in its entirety to read as follows:

4.2         Upon each of the following milestone events first being achieved by Licensee or its Affiliates, Licensee shall make the corresponding one-time payments to The Regents within thirty (30) days of such achievement:

(a)	Two million dollars ($2,000,000) upon the dosing of the first patient in the first Phase III clinical trial of a Licensed Product.

(b)	Three million dollars ($3,000,000) upon the filing of an NDA with the U.S. Food and Drug Administration for a Licensed Product which is covered by a validly issued U.S. patent.

(c)	One million five hundred thousand dollars ($1,500,000) upon the approval by the U.S. Food and Drug Administration of an NDA for a Licensed Product which is covered by a validly issued U.S. patent.

(d)	One million five hundred thousand dollars ($1,500,000) upon the achievement of fifty million dollars ($50,000,000) in annual Net Sales for a Licensed Product which is covered by a validly issued U.S. patent.

(e)	Three million dollars ($3,000,000) upon the achievement of one hundred million dollars ($100,000,000) in annual Net Sales for a Licensed Product which is covered by a validly issued U.S. patent.

If Licensee sublicenses all or substantially all of its rights in the Licensed Products in at least in the United States to a Development Partner, then the above milestones shall not be owed and need not be paid.

8.	Sublicensing Income. Sections 3.2 and 3.3 of the License Agreement are hereby deleted and replaced in their entirety with the following:

3.2. Sublicensing Income.

(a)	Licensee shall pay The Regents the Sublicense Percentage of all Sublicensing Income received by Licensee or an Affiliate, provided that, once a Sublicensee begins selling Licensed Products or Licensed Methods, The Regents shall not in any event receive under this Section 3.2(a) less than an amount equal to five percent (5%) of Net Sales of such Licensed Products or Licensed Methods sold or disposed of by such Sublicensee, its Affiliate, Joint Venture or Sublicensee, in the Field of Use in accordance with Article 5 (Royalties) as if these were Licensee’s Net Sales (the “Net Sales Floor”).

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(b)	The “Sublicense Percentage” is 40% commencing as of the Sixth Amendment Effective Date, and such percentage may be adjusted as provided below. Licensee represents and warrants that it has not previously granted any Sublicenses that includes the rights to offer for sale and sell Licensed Products and Licensed Method. If Licensee, together with its Affiliates, incur Development Costs in aggregate of fourteen million dollars ($14,000,000) on developing Licensed Products in the Field of Use following the Sixth Amendment Effective Date (the “Development Cost Threshold”), then thereafter the Sublicense Percentage will be reduced as provided in subsection (c) below if Licensee, together with its Affiliates, incur additional Development Costs prior to granting a Sublicense to a Development Partner, which Development Costs may include costs expended in connection with any of the following: (i) clinical trials and other studies and development work on Licensed Products (including manufacturing and regulatory activities); and (ii) the analysis of the clinical trial and grey matter data described in Section 3.2 of the CTA Amendment. Licensee will provide The Regents with written notice if and when the Development Cost Threshold has been met, accompanied by such supporting documentation for such costs as The Regents may reasonably request.

(c)	Once the Development Cost Threshold has been met, any Development Costs incurred by Licensee or its Affiliates shall decrease the Sublicense Percentage by one percentage point for every four million dollars ($4,000,000), or by the corresponding fraction thereof, of additional Development Costs incurred by Licensee or its Affiliates, provided that the Sublicense Percentage shall never decrease below twenty-five percent (25%) (provided that the Net Sales Floor shall still apply). For example, if the Development Cost Threshold has been met, and Licensee then incurs Development Costs of twenty million dollars ($20,000,000) in conducting a Phase II study, the Sublicense Percentage will automatically decrease to thirty-five percent (35%), (provided that the Net Sales Floor shall still apply). Licenseee shall provide supporting documentation that The Regents may reasonably request to establish the amount of Development Costs.

(d)	To the extent Licensee’s assets associated with the use of Compound in the Field are transferred to a third party through an asset sale or other similar procedure other than a Sublicense (an “Asset Transaction”, which expressly excludes an acquisition of Licensee or its Affiliates), The Regents will receive the Sublicense Percentage of the compensation Licensee receives in consideration of the Asset Transaction. To the extent more assets than those related to the Compound in the Field of Use are transferred in connection with an Asset Transaction, the Sublicense Percentage shall only apply to consideration received for the Estriol assets (that is, a reasonable allocation of the total consideration paid shall be made between the amount of consideration appropriately allocable to the value of the Estriol assets and the value of the other assets in the transaction), with any dispute as to such allocation to be settled by binding arbitration under the complex commercial arbitration rules of the AAA, with both parties bearing their own costs.

3.3.  [Reserved]

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9.	Effects of Merger/Acquisition. To the extent there is a merger or acquisition (including by a “change of control” transaction) of Licensee or an Affiliate that holds the rights to the Licensed Products, then the surviving entity (which may remain the Licensee, or may be the acquirer) shall pay the amounts set forth above in Sections 6 and 7 for its development and sale of Licensed Products, unless and until such rights are sublicensed by a Sublicense, in which case the sharing of Sublicense Income set forth in Section 8 above shall apply.

10.	Representations, Warranties and Covenants.

(a)	Reciprocal Representations and Warranties. Each Party represents and warrants to the other Party that: (i) the License Agreement, as amended hereby, is a legal and valid obligation binding upon the execution of this Sixth Amendment and enforceable against it in accordance with its terms and conditions; and (ii) the execution, delivery and performance of this Sixth Amendment by such Party has been duly authorized by all necessary corporate action, and the person executing this Sixth Amendment on behalf of such Party has been duly authorized to do so by all requisite corporate actions.

(b)	The Regents’ Representations and Warranties. The Regents represent and warrant that:

(i)	The Regents have the right to license the rights to The Regents’ Patent Rights, the Additional Patent Rights and the Licensed Know-How as provided herein;

(ii)	Except as set forth in 2.2 of the License Agreement, and to the extent of the knowledge of the UCLA Office of Intellectual Property Administration as of the Effective Date, The Regents have not granted to any Third Party any license or other right with respect to any portion of The Regents’ Patent Rights, or the Additional Patent Rights.

(iii)	Exhibit A contains a true and complete list of the Additional Patent Rights existing on the Sixth Amendment Effective Date; and

(iv)	The Regents have obtained a full assignment of ownership from all known inventors and/or creators of The Regents’ Patent Rights, to the extent of the knowledge of the UCLA Office of Intellectual Property Administration, and will make best efforts to do so for the Additional Patent Rights.

11.	Updates. Within 30-days of the Effective Date of this Sixth Amendment, The Regents shall provide the following information:

(i)	Whether The Regents or Institution have been served with or received any notice of any (A) threatened interference actions or oppositions to any Patent Rights within The Regents’ Patent Rights or the Additional Patent Rights or (B) other litigation before any patent office, court, or any other governmental entity in any jurisdiction in regard to the Regents’ Patent Rights or the Additional Patent Rights; and

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(ii)	Whether The Regents or Institution have not been served with any complaint alleging infringement of a third party’s Patent Rights arising from the practice of the claims in any of The Regents’ Patent Rights or the Additional Patent Rights.

12.	Replacement of Regents’ Patent Rights.

(a)	Every reference to "Regents’ Patent Rights" in the License Agreement shall be amended to read as provided in the following: (i) "Regents’ Patent Rights and Additional Patent Rights" for Recitals, Sections 1.2, 1.3, 2.1 (first instance), 2.3, 5.2, 7.2, 17.4d, 17.4e, (ii) "Regents' Patent Rights or Additional Patent Rights" for Sections 1.8, 2.1 (second instance), 5.8, 7.1, 7.6, 13.1, 17.4a, 18.1, 29.5.

(b)	Section 5.3 of the License Agreement is hereby amended to read as follows: "5.3 Paragraphs 1.1, 1.2, 1.3, 1.4 and 1.12 define Regents' Patent Rights, Licensed Products, Licensed Methods, the Field of Use and Additional Patent Rights so that royalties are payable on products covered by pending patent applications and issued patents. Royalties accrue for the duration of this Agreement".

13.	Life of the Agreement. Section 11.1 of the License Agreement is hereby amended in its entirety to read:

11.1      Unless otherwise terminated by operation of law or by acts of the Parties in accordance with the terms of this Agreement, this Agreement is in force from the Effective Date recited on page 1 of the License Agreement and remains in effect for the life payment obligations recited in this Agreement.

14.	Effectiveness Conditioned. This Sixth Amendment is effective only if (a) it is fully executed by both Parties and (b) both Parties fully execute the CTA Amendment and the Release Agreement of equal date with this Sixth Amendment.

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15.	General. Except as expressly set forth in this Sixth Amendment, all terms and conditions of the License Agreement remain in full force and effect. This Sixth Amendment sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment or modification of this Sixth Amendment will be binding upon the Parties unless in writing and duly executed by an authorized representatives of each Party. Any term or condition of this Sixth Amendment may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of claims based on the failure to perform or a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise. Each Party acknowledges that it has been represented by legal counsel with respect to the negotiation and preparation of this Sixth Amendment and agrees that no provision hereof shall be strictly construed against either Party, irrespective of which Party is deemed to have drafted such provision. The captions of this Sixth Amendment are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Sixth Amendment or the intent of any provision contained in this Sixth Amendment. The term “including” as used herein means including, without limiting the generality of any description preceding such term. This Sixth Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. In addition, this Sixth Amendment may be executed by facsimile or “PDF” and such facsimile or “PDF” signature shall be deemed to be an original.

REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURE PAGE FOLLOWS

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In Witness Whereof, the Parties have executed this Sixth Amendment by their respective authorized representatives as of the date first written above.

The Regents Of The University Of California

By:	/s/ Emily W Loughran
Name:	Emily W Loughran
Title:	Sr. Director of Licensing

Putney Drug Corp.

By:	/s/ Jeffrey Riley
Name:	Jeffrey Riley
Title:	CEO, President and Director

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Exhibit A

Additional Patent Rights
as of the Sixth Amendment Effective Date

1)	UCLA CASE NO. 2015-280: “Using Estrogens as Treatment to Improve Fatigue in Multiple Sclerosis and Other Neurodegenerative Diseases”

Provisional Patent Application No. 62/067,264 entitled, “Compositions and Methods for Treating Fatigue”, filed October 22, 2014 (UCLA Case No. 2015-280-1) by Dr. Rhonda R. Voskuhl, and assigned to The Regents.

2)	UCLA CASE NO. 2015-282: “Using Estrogens as Treatments to Improve Depression Mood in Multiple Sclerosis and Other Neurodegenerative Diseases”

Provisional Patent Application No. 62/068,162 entitled, “Compositions and Methods for Treating Depression”, filed October 24, 2014 (UCLA Case No. 2015-282-1) by Dr. Rhonda R. Voskuhl, and assigned to The Regents.

3)	UCLA CASE NO. 2015-605: “Estriol Blood Level for Maximizing Treatment in MS”

Provisional Patent Application No. 62/140,239 entitled, “Methods of Monitoring Estriol Therapy”, filed October 30, 2014 (UCLA Case No. 2015-605-1) by Dr. Rhonda R. Voskuhl, and assigned to The Regents.

4)	UCLA CASE NO. 2015-606-1: “Sparing Gray Matter Atrophy In Ms Patients That Are Enhancing Lesion Negative”

Provisional Patent Application No. 62/140,245 entitled, “Methods of Providing Neuroprotective Therapy”, filed March 30, 2015 (UCLA Case No. 2015-606-1) by Dr. Rhonda R. Voskuhl, and assigned to The Regents.

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Exhibit B

Estriol

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